Exhibit 23.2
March 3, 2010
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the references to W.D. Von Gonten & Company, to the inclusion of our estimates of reserves contained in our reports entitled “Oasis Petroleum Estimated Reserves and Revenues SEC Pricing As of January 1, 2008” and “Oasis Petroleum Estimated Reserves and Revenues SEC Pricing As of January 1, 2009” and to the specific references to W.D. Von Gonten & Company as the independent petroleum engineering firm in the Form S-1 (the Registration Statement) to be filed with the United States Securities and Exchange Commission in March 2010. We further consent to the inclusion of our letter reports dated March 1, 2010 as an appendix to the Registration Statement.
Yours truly,
W.D. VON GONTEN & CO.
By: William D. Von Gonten, Jr.
TX#73244
President